As Filed with the Securities and Exchange Commission on November 3, 2000

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                    FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.
                  (Exact Name of Registrant in its Charter)

            Colorado                                84-1176672
(State or other jurisdiction           (I.R.S. Employer Identification No.)
 of incorporation or organization)

                        18 East 50th Street, 10th Floor
                            New York, New York 10022
                                (212) 758-6622
                  (Address and telephone number of principal
              executive offices and principal place of business)

                     Jon Northrop, Executive Vice President
                     Bion Environmental Technologies, Inc.
                         7921 Southpark Plaza, Suite 200
                           Littleton, Colorado 80120
                               (303) 738-0845
           (Name, address and telephone number of agent for service)

          Copies to:  Stanley F. Freedman, Esq.
                      Krys Boyle Freedman & Sawyer, P.C.
                      600 Seventeenth Street, Suite 2700 South
                      Denver, Colorado  80202-5427
                      (303)  893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:  --    --

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. -- X --

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  --    --

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  --    --  __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  --    --

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a)of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

==============================================================================
                                       Proposed     Proposed
                                       Maximum      Maximum
Title of Each Class                    Offering     Aggregate     Amount of
of Securities to be    Amount to be    Price Per    Offering     Registration
    Registered         Registered      Share        Price            Fee
------------------------------------------------------------------------------

Common Stock,          4,372,882      $1.75      $7,652,544       $2,020
no par value (1)                      (2)           (2)

Common Stock,            481,552      $8.00      $3,852,416       $1,017
no par value (3)                      (4)           (4)

Total                                                             $3,037

==============================================================================

(1)  To be offered by Converting Holders.

(2) Estimated solely for the purpose of computing the amount of registration fee based on the average of the closing bid and ask prices of our Common Stock on the OTC Bulletin Board on November 1, 2000 was $1.75 per share.

(3)  To be offered to holders of Class X Warrants.

(4)  Based on exercise price of the Class X Warrants.

PROSPECTUS                      SUBJECT TO COMPLETION DATED NOVEMBER 3, 2000
----------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.

                       4,372,882 Shares of Common Stock
                      to be Offered by Converting Holders

                        481,552 Shares of Common Stock
                      Which may be Purchased by Holders of
                                Class X Warrants

     Included in the securities being offered hereby are a total of 1,654,856 shares that may be issued upon the exercise of ten different classes of warrants that we currently have outstanding and an additional 2,718,026 shares that may be issued upon the conversion of convertible notes that are also currently outstanding, to be offered for resale by the holders of the warrants and debt instruments. The holders of the warrants and convertible notes are referred to in this document as the "Converting Holders." It is currently unknown how many of the Converting Holders will exercise their warrants to purchase shares of our Common Stock. The actual number of shares that would be issued upon conversion of the notes is also unknown. We also do not know whether any Converting Holders will decide to sell any of these shares into the market.

     Also included in the securities being offered hereby are 481,552 shares that may be issued upon the exercise of Class X Warrants outstanding. The Class X Warrants are exercisable at $8.00 per share through December 31, 2001. See "Plan of Distribution" beginning on page 16.

     We will receive proceeds from the exercise of warrants, but not from the conversion of currently outstanding debt. See "Use of Proceeds."

     Our Common Stock is traded on the OTC Bulletin Board under the symbol "BION." On November 1, 2000, the reported closing price for our Common Stock on the OTC Bulletin Board was $1.75.
                          ____________________________

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     We anticipate that sales may be effected from time to time, by or for the accounts of the Converting Holders, in the over-the-counter market, in negotiated transactions or otherwise. Sales, if any, will be made through broker-dealers acting as agent for the Converting Holders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions or otherwise. Sales, if any, will be made at market prices prevailing at the times of the sales or at negotiated prices. See "Plan of Distribution" beginning on page 16.

              The date of this Prospectus is ____________, 2000

                            AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this Prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                              TABLE OF CONTENTS

                                    Part I

                                                              PAGE

PROSPECTUS SUMMARY .........................................   4

RISK FACTORS ...............................................   6

USE OF PROCEEDS ............................................  11

DETERMINATION OF OFFERING PRICE ............................  11

RECENT MATERIAL CHANGES IN OUR BUSINESS  ...................  11

CONVERTING HOLDERS . .......................................  11

PLAN OF DISTRIBUTION .......................................  16

DESCRIPTION OF COMMON STOCK ................................  17

EXPERTS ....................................................  17

LEGAL MATTERS ..............................................  17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF
 OFFICERS AND DIRECTORS ......... ..........................  18

DOCUMENTS INCORPORATED BY REFERENCE ........................  18


                                   Part II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ................ II-1

INDEMNIFICATION OF OFFICERS AND DIRECTORS .................. II-1

EXHIBITS ................................................... II-2

UNDERTAKINGS ............................................... II-2

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference in this Prospectus. The Prospectus should be read in its entirety, as this summary does not constitute a complete recitation of facts necessary to make an investment decision.

The Offering
------------
Securities Offered:   Included in the shares being offered hereby are a total
                      of 1,654,856 shares that may be issued upon the exercise of ten different classes of warrants that we currently have outstanding and an additional 2,718,026 shares that may be issued upon the conversion of convertible notes that are also currently outstanding to be offered by the holders of the warrants and convertible notes.
                      The number of shares which may be issued upon conversion of the convertible notes is based on an assumed conversion rate of $1.75 per share and interest is calculated through the automatic conversion date of each note at a rate of 10% per annum. The actual conversion rate may be greater (up to $5.00 per share), and so fewer shares may actually be issued. The holders of the warrants and convertible notes are referred to in this document as the "Converting Holders." It is currently unknown how many of the Converting Holders will exercise their warrants to purchase shares of our Common Stock.
                      The actual number of shares that would be issued upon conversion of the notes is also unknown. We also do not know whether any Converting Holders will decide to sell any of these shares into the market.

                      Also included in the securities being offered hereby are 481,552 shares that may be issued upon the exercise of Class X Warrants outstanding. The Class X Warrants are exercisable at $8.00 per share through December 31, 2001.

Offering Price:       The shares being offered by Converting Holders who
                      decide to resell their shares into the marketplace from time to time, will be made at the then current market price. The Class X Warrants are exercisable at $8.00 per share.

Common Stock to be    17,896,119 shares.  The number of shares outstanding
 Outstanding after    after the offering assumes that the Converting Holders
 Offering             exercise all of their warrants to purchase shares of our
                      Common Stock and all of the notes are converted into Common Stock. Prior to this offering, as of November 1, 2000, we had 13,041,685 shares issued and outstanding.

Dividend Policy       We do not anticipate paying dividends on our common
                      stock in the foreseeable future.

Use of Proceeds       The shares offered by this prospectus may be sold
                      by Converting Holders and we will not receive any proceeds of the offering, except that we will receive proceeds from the exercise of the warrants.

Risk Factors          This offering involves a high degree of risk, elements
                      of which include:
                       - Lack of operating history;
                       - No profitable operations;
                       - Immediate need for additional capital and "Going
                         Concern" qualification of independent certified public accountants' report;
                       - New management team;
                       - Conflicts of interest;
                       - Control by management and existing shareholders;
                       - Limited development of technology and uncertain
                          market acceptance;
                       - Competition;
                       - Obsolescence and technological change;
                       - Potential lack of adequate patent and trade secret
                          protection;
                       - Governmental regulations;
                       - Risk of litigation resulting from improper
                          operations of system;
                       - Use of proceeds not certain;
                       - Determination of warrant exercise price;
                       - Shares available for resale;
                       - No cash dividends and none anticipated
                       - Potential liabilities and lack of insurance coverage
                          for damage to the environment;
                       - Market for our shares;
                       - Non-cash charges; and
                       - Conversion of outstanding convertible debt to stock
                         and exercise of warrants will diminish the ownership percentage of existing shareholders.

                                 RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:

     The securities being offered hereby are speculative in nature and involve a high degree of risk. Following is a summary discussion of the risk factors applicable to an investment in the securities. Prospective investors should thoroughly consider all of the risk factors discussed below and should understand that there is substantial risk they will lose all or part of their investment. No person should consider investing who cannot afford to lose his entire investment or who is in any way dependent upon the funds that he is investing.

     1. Lack of Operating History. Substantially all of our business activities are conducted through our subsidiaries. Potential investors should be aware of the difficulties encountered by a new enterprise, especially in view of the intense competition from existing and more established companies in the wastewater, waste management, environmental control and soils products businesses. Since commercial operations have only recently commenced our history is limited and without significant revenues.

     2. No Profitable Operations. From inception to date, neither we nor our subsidiaries have ever sustained any profitable operations. Although the subsidiaries have now commenced sales of wastewater treatment systems, Bion Nutrient Management Systems and BionSoil(R) and expect to generate sufficient revenues from these operations to pay operating expenses in the future, there can be no assurance that profitable operations will ever be achieved or sustained in the future. In the past, we have been dependent upon infusions of capital from investors and proceeds from loans to enable them to continue in business. In the event we are unable to achieve sustained profitable operations in the future, it is likely that any investment in our common stock will ultimately be lost.

     3. Immediate Need for Additional Capital and "Going Concern" Qualification of Independent Certified Public Accountants' Report. We have incurred losses from our inception totaling $23,826,878 at June 30, 2000, and we have thus far failed to generate adequate working capital from operations. Our auditors have included an explanatory paragraph in the auditors opinion, noting that there is substantial doubt as to the Company's ability to continue as a going concern. Our audited financial statements for the fiscal year ended June 30, 2000 have been prepared assuming that we will continue as a going concern. Our continued losses without additional equity capital raise substantial doubt about our ability to continue in business during the next twelve months.

     4. New Management Team. On December 23, 1999 we entered into a Management Agreement with D2 Co., LLC which has substantially modified our management team. We are wholly dependent upon the personal efforts and abilities of this team of officers and directors who have not worked as a team prior to the Management Agreement. We do not currently carry any "key man" life insurance coverage on any of our employees. Loss of the services of these key employees would have a material adverse on our business, results of operations and financial condition.

     5. Conflicts of Interest. On December 23, 1999 we entered into a Management Agreement with D2 Co., LLC which resulted in the employment of David J. Mitchell and the retention of Summerwind Restructuring, Inc. On December 1, 1997 we entered into employment agreements with Messrs. Jon Northrop, Jere Northrop and M. Duane Stutzman. In addition, on May 21, 1999, we entered into a consulting agreement with LoTayLingKyur, Inc. for the services of Mark A. Smith. We have entered into numerous other agreements with related parties. (See our Form 10-KSB fiscal year end June 30, 2000, Item 12.) We believe that all of these agreements were negotiated on terms at least as favorable to us as those which could have been obtained from unaffiliated persons. Our business, results of operations and financial condition could be materially adversely affected by conflicts of interest.

     6. Control by Management and Existing Shareholders. At this time, present management (including new management personnel as a result of the Management Agreement entered into on December 23, 1999 with D2 Co., LLC together with its affiliates) controls in excess of 50% of our outstanding Common Stock and can elect all of our directors, appoint our officers and control our affairs and operations. Such control by management could materially adversely affect our business, results of operations and financial condition. On December 23, 1999, D2, Mark A. Smith, Jere Northrop, Jon Northrop, LoTayLingKyur, Inc., and Dublin Holding, Ltd. entered into a Shareholders' Agreement which, among other things, allows D2 to designate three board members and, with our consent, nominate a fourth. Our Articles of Incorporation do not provide for cumulative voting.

     7. Limited Development of Technology and Uncertain Market Acceptance. Our wastewater treatment systems to date have been developed and marketed to certain agricultural and food processing applications and have not yet been expanded into other markets. We have not yet completed the development of all of the wastewater treatment system applications that will be necessary to address targeted market applications and geographic areas and we anticipate a continuing need for the development of additional applications. During fiscal year ended June 30, 2000, we invested substantially in developing the "next generation" system. This upgraded system is designed to operate using significantly lower water volume and less energy, therefore requiring smaller bioreators. Although management believes that our existing technology is sufficient to support development of additional commercial applications, no assurance can be given that new applications can be developed or that existing and/or new applications will achieve commercially viable sales levels. We have not conducted formal market studies with respect to our technology and services.

     We anticipate that the achievement of any significant degree of market acceptance for our wastewater treatment systems and products will require substantial marketing efforts and the expenditure of significant amounts of funds to inform potential customers of the distinctive characteristics and benefits of such products. We cannot give any assurances that our targeted customers will accept our proposed products. We also can not give any assurance that we will ever realize substantial revenues from the sale of our products.

      8. Competition. Although we believe that our systems offer many significant advantages over other competing technologies/systems, competition in the biological wastewater treatment industry is intense. We are in direct competition with local, regional and national engineering and environmental consulting firms and soils products companies. Some of our competitors may be capable of developing soils products or waste and wastewater treatment systems similar to ours or based on other competitive technologies. Many of our competitors are well-established and have substantially greater financial and other resources than we do.

     9. Obsolescence and Technological Change. Our business is susceptible to changing technology. Although we intend to continue to develop and improve our treatment systems, there is no assurance that funds for such expenditures will be available or that our competitors will not develop similar or superior capabilities.

    10. Potential Lack of Adequate Patent and Trade Secret Protection. We have limited patent protection on our soils products and also on certain aspects of our wastewater treatment systems technology, and we possess certain proprietary processes. We intend to obtain additional patents or other appropriate protection for our technology. Additionally, we use nondisclosure contract provisions and license arrangements which prohibit the disclosure of our proprietary processes; however, there can be no assurance that we can effectively protect against unauthorized duplication or the introduction of substantially similar products. Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our patents and technologies. We cannot give assurances that we will be able to obtain any additional key patents or other protection for our technology. In addition, if any of our key patents or proprietary rights were invalidated, there could be an adverse effect on our business, results of operations and financial condition.

    11. Governmental Regulations. We are a provider of systems and services that result in the reduction of pollution and, therefore, we are not under direct enforcement or regulatory pressure. We are involved, however, in waste and wastewater treatment and are impacted by environmental regulations in at least three different ways: (1) our marketing and sales success depends, to a substantial degree, on the pollution clean-up requirements of various governmental agencies, from the Environmental Protection Agency (EPA) at the federal level to state and local agencies; (2)our system design and performance criteria must be responsive to the changes in federal (ie: recent CAFO regulations), state and local environmental agencies' effluent standards and other requirements; and (3) our system installations and operations require governmental permits or approvals in many jurisdictions.

     We are also a manufacturer and provider of BionSoil (R) products such as potting soils, soil amendments and fertilizers. Some state and federal regulatory agencies have standards these products must meet to be sold as soil amendment or fertilizer products in various markets. The production and sales of our BionSoil (R) products currently meet relevant federal dn state requirements. These regulations can, however, experience change, which creates a level of unpredictability in future outcomes. We are continually reviewing current regulations and potential changes that may affect our business and are making necessary compliance efforts in all jurisdictions in which we do business.

     We are in the business of helping our customers solve problems associated with their discharge of wastewater into the environment, and most of our systems and services are subject (both directly and indirectly) to federal, state and local government regulation, and many are subject to extensive testing procedures. The effects of rulings of regulatory bodies could delay our marketing efforts for a considerable time and ultimately could prevent the completion of projects. The regulations pertaining to the environment which may impact on the our systems are continually changing. While we believe that such regulatory changes are favorable to our business since such regulations may require the use of our systems (or similar systems), there can be no assurance that, in the future, such regulations will not cause us additional economic expense or be a materially adverse effect on our business, results of operations and financial condition.

    12. Risk of Litigation Resulting from Improper Operation of Systems. In order for our waste and waste water treatment systems to function properly, the systems must be operated in accordance with our specifications. In the event that the our systems are not operated properly and environmental violations or other problems occur as a result, it is possible that we could be named as a defendant in litigation brought by governmental agencies and/or individuals seeking, among other things, damages, equitable remedies, punitive damages and penalties. In one such action filed by the Attorney General of the State of Illinois on December 12, 1999, we (through one of our subsidiaries) were named as a defendant, along with the owners of the subject farm and system.

     The Illinois case involves a hog farm utilizing one of our systems. We do not operate this system; rather, the system was operated by the farmer and has not been operated properly despite our repeated warnings. While we believe that this litigation is not material to our business and that we will not ultimately be held liable for damages in this action because of the factual circumstances involving the alleged environmental violations. We currently believe that we will enter into an agreement to settle this litigation for approximately $9,000.00. There can be no assurance that similar litigation will not occur in the future. Even if we prevail in the Illinois litigation, however, our reputation might be severely damaged by this and other similar litigation and the resulting publicity.

    13. Use of Proceeds Not Certain. To the extent that we receive any proceeds from the exercise of currently outstanding warrants, these proceeds have been allocated by us to working capital for general corporate purposes. Specific uses of these funds will depend upon the business judgment of our management.

    14. Determination of Warrant Exercise Price. The exercise price of the Class X Warrants was arbitrarily determined by us. The exercise prices of all the warrants do not have any direct relationship to our current assets, earnings, book value or any other objective criteria of value, and in no event should such price be regarded as an indication of any future value of the shares that underlie the warrants. Bion has the unilateral right to reduce the exercise price of warrants and may or may not elect to do so with one or more classes of warrants.

    15. Shares Available for Resale. Of our shares of Common Stock currently outstanding a significant number are "restricted securities" which may in the future be sold upon compliance with Rule 144 adopted under the Securities Act of 1933, as amended (the "Act"). Generally, Rule 144 provides that a person holding "restricted securities" for a period of at least one year may sell every three months, in brokerage transactions, an amount equal to the greater of one percent of our outstanding shares of Common Stock or the average weekly reported volume of trading for the securities. There is no limitation on the amount of "restricted securities" which may be sold by a person who has been the beneficial owner of such restricted securities for more than two years, and who is not an "affiliate" (and has not been an "affiliate" for at least 90 days prior to the date of such sales). Further, investors should note that D2 Co., LLC has 6,500,000 warrants. Our current outstanding restricted securities were issued between our inception and October 5, 2000, and such restricted securities have and will become available for resale pursuant to Rule 144 on dates from our inception through October 5, 2002. Investors should be aware that such sales under Rule 144 may, in the future, have a depressive effect on the price of our Common Stock.

    16. No Cash Dividends and None Anticipated. Investors are cautioned that we have never paid any cash dividends on any class of stock in the past. Due to our present financial status and our contemplated financial requirements, we do not anticipate paying any cash dividends upon any class of stock in the immediately foreseeable future.

    17. Potential Liabilities and Lack of Insurance Coverage for Damage to the Environment. We are in the business of helping our customers solve problems associated with their discharge of waste and wastewater into the environment. As we do not ourselves discharge any substantial waste of any kind during the normal course of our business (and do not ourselves discharge any wastewater into the environment), we do not consider the risk of potential liability associated with damage to the environment to be substantial, and do not have insurance coverage with respect to such risks. Presently we carry only nominal amounts of insurance coverage to cover relatively standard business risks, which management deems to be adequate coverage for our current operations. It is possible, however, that circumstances might potentially exist whereby we could be held liable for damage to the environment (i.e., the negligent design of a system resulting in the aggravation of, as opposed to the resolution of, an existing wastewater problem) or for other liabilities resulting from other business risks in excess of our current policy amounts (i.e., personal injury to an employee, breach of contract, etc.). Any such liability, if imposed, could be substantial and would, in all likelihood, be an adverse effect on our business, results of operations and financial condition.

    18. Market for Shares. Investors should be aware that our Common Stock trades on the OTC Bulletin Board, that there is currently only an extremely limited and "thin" trading market in our Common Stock, and there is no assurance that it will continue or that any active trading will occur.

    19. Non-cash Charges. During the year ended June 30, 2000 we recorded significant non-cash charges. In some cases we expect to incur such charges in the future, including those charges related to beneficial features of equity instruments exchanged and amortization of debt discount as interest expense. These charges are related to transactions in which stock options and warrants are used, and are likely to be incurred on a one-time or sporadic basis. Results of operations could be materially adversely affected by these non-cash charges.

    20. Conversion of outstanding convertible debt to stock and exercise of warrants will diminish the ownership percentage of existing shareholders. The conversion of outstanding convertible debt to stock and exercise of warrants will result in a significant reduction in the respective percentage interests of Bion and voting power held by the shareholders, other than those participating in the conversion exercise. We expect to issue additional shares of our common stock, warrants and options in connection with further financings.


                                USE OF PROCEEDS

     Assuming that all 481,552 Class X Warrants are exercised by the holders of such warrants, we will receive net proceeds of approximately $3,800,000, which would be used by us for general working capital purposes.

     We will not receive any proceeds from the sale of the Common Stock being registered hereunder for sale by the Converting Holders. However, some of the Converting Holders' shares being registered are to be issued pursuant to the terms of currently outstanding warrants which, if exercised, we would receive certain proceeds. Any proceeds received pursuant to the exercise of these warrants would be used by us for general working capital purposes.


                          DETERMINATION OF OFFERING PRICE

     The shares being offered by Converting Holders will be sold at the market price as of the date of sale. The exercise price of the Class X Warrants was arbitrarily determined by us and set at $8.00 per share. Our Common Stock is traded on the OTC Bulletin Board under the symbol "BION". On November 1, 2000, the reported closing price for our Common Stock on the OTC Bulletin Board was $1.75.


                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     There have been no material changes in our business since our fiscal year ended June 30, 2000, except as set forth on our current reports on Form 8-K dated August 3, 9 and 10, 2000.


                               CONVERTING HOLDERS

     Included in the securities being offered hereby are 4,372,882 shares being offered for resale by the Converting Holders. Up to 2,718,026 of those shares are issuable upon conversion of notes held by investors. Up to 1,654,856 shares are issuable upon exercise of warrants held by investors. The shares are being offered for the account of the Converting Holders as set forth in the table below.

     The following table sets forth information concerning the selling Converting Holders, including:

     * the estimated maximum number of shares issuable upon conversion of notes;

     *  the number of shares issuable upon exercise of warrants;

     *  the number of shares offered by each Converting Holder.

Bion has no knowledge of the intentions of any Converting Holder to actually sell any of the securities listed under the column "Shares Offered." There are no material relationships between any of the selling security holders and Bion other than those disclosed below:

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------     -----------  -----------   ----------   ------------
AA.01 Warrants(1)

 Davis, Joseph P., III             0      15,000       15,000         *


G5.1 Warrants(2)

  Miller, Kevin S.                 0       1,115        1,115         *


G5.2 Warrants(3)

  Miller, Kevin S.                 0         919          919         *


G6 Warrants(4)

  Archutowski, Karen               0         814          814         *
  Global Financial Group,
   Inc.                            0       2,334        2,334         *

H1 Warrants(5)

  Joys, David                      0       7,408        7,408         *
  Sauer, Robert                    0       3,704        3,704         *

H2 Warrants(6)

  Joys, David                      0      10,742       10,742         *
  Sauer, Robert                    0       5,370        5,370         *

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------     -----------  -----------   ----------   ------------

H16 Warrants(7)

  Family Trust U/A 3rd
  U/W Catherine Northrop(A)        0      38,000       38,000         *


J1 Warrants(8)

  Morgan, Taylor &
   Associates, Inc.                0     112,500      112,500         *
  R. G. Securities, LLC            0      20,250       20,250         *
  Salomon Grey Financial,          0
   Inc.                                    2,250        2,250         *
  Westport Resources
   Investment Services, Inc.       0       9,000        9,000         *
  Slavney, David                   0      20,250       20,250         *


J1 Warrants(8) and Convertible Note(9) holders

  Ablamsky, Linda             62,858      30,000       92,858         *
  Arab Commerce Bank, LTD     62,858      30,000       92,858         *
  Balmore, S.A.              125,715      60,000      185,715         *
  Basilice, Joseph P.         22,000      10,500       32,500         *
  Battaglia, John L.          15,715       7,500       23,215         *
  Berman, Richard J.          15,715       7,500       23,215         *
  Bjorge, Victor and
   Clark, Karen               15,715       7,500       23,215         *
  Blitz, Harvey               31,429      15,000       46,429         *
  Brosnan, Patrick J.         15,715       7,500       23,215         *
  Burzotta, James             15,715       7,500       23,215         *
  Casadonte, Donald A.        15,715       7,500       23,215         *
  Casadonte, Renee S.         15,715       7,500       23,215         *
  Casadonte, Virginia P.      62,858      30,000       92,858         *
  D2 Co., LLC (B)            206,858      30,000      236,858       27.35%(B)
  Donnalley, Geralyn E.       15,715       7,500       23,215         *
  Dosch, Michael Keith        15,715       7,500       23,215         *
  Fleming, Kerry M.          628,572     300,000      928,572         *
  Foglia, Joseph A.           15,715       7,500       23,215         *
  Frisa, Jean A.             157,143      75,000      232,143         *
  Fusco, Joseph               15,715       7,500       23,215         *
  Fusco, Robert               15,715       7,500       23,215         *
  Growth Ventures, Inc.
   Pension Plan & Trust       47,143      22,500       69,643         *
  Investor Resource
   Services, Inc.             31,429      15,000       46,429         *
  JR Squared, LLC             94,286      45,000      139,286         *
  Kirby, Charles F.           15,715       7,500       23,215         *

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------     -----------  -----------   ----------   ------------

  Kirsch, Jodi               204,286      97,500      301,786         *
  Lane, John D.               31,429      15,000       46,429         *
  Lohmann, Robert B.           6,286       3,000        9,286         *
  Nixon, J. Michael           31,429      15,000       46,429         *
  Orphanos, Anthony G         62,858      30,000       92,858         *
  Ponte, Vincent J.           31,429      15,000       46,429         *
  Posner, Stephen J.          62,858      41,700      104,558         *
  R. G. Capital Fund, LLC    157,143      75,000      232,143         *
  Reiter, Michael M. and
   Loreane M.                 15,715       7,500       23,215         *
  Santomauro, Angelo          15,715       7,500       23,215         *
  Schaan, Austost Austalt    125,715      60,000      185,715         *
  Scibelli, James             78,572      37,500      116,072         *
  Smith, Harry M.             15,715       7,500       23,215         *
  Smith, James                15,715       7,500       23,215         *
  Spartz, James G.            15,715       7,500       23,215         *
  TCMP(3) Capital, LLC        62,858      30,000       92,858         *
  Weiss, Kenneth              15,715       7,500       23,215         *
  Zizza, Salvatore J.(C)      31,429      15,000       46,429         *(C)

J2 Warrants (10)

  Rodgers, David                    0     15,000       15,000         *
  Slavney, David                    0     50,000       50,000         *
  Zizza, Salvatore J.(C)            0    100,000      100,000         *(C)
__________________________________________________________

 * represents less than 1%.

 (1) AA.01 warrants may be exercised to purchase shares of common stock at $5.40 per share through December 31, 2001.

 (2) G5.1 warrants may be exercised to purchase shares of common stock at $2.70 per share through January 21, 2001.

 (3) G5.2 warrants may be exercised to purchase shares of common stock at $2.70 per share through September 12, 2001.

 (4) G6 warrants may be exercised to purchase shares of common stock at $5.40 per share through April 20, 2002.

 (5) H1 warrants may be exercised to purchase shares of common stock at $4.50 per share through August 20, 2001.

 (6) H2 warrants may be exercised to purchase shares of common stock at $2.70 per share through August 20, 2001.

 (7) H16 warrants may be exercised to purchase shares of common stock at $2.25 per share through December 31, 2001.

 (8) J1 warrants may be exercised to purchase shares of common stock at $2.00 per share through December 31, 2004.

 (9) Convertible notes shall be converted pursuant to the terms of the note or automatically convert one year from the date of issuance.

(10) J2 warrants may be exercised to purchase shares of common stock at $2.375 per share through December 31, 2004.
_________________________________________________

 (A) Mr. Jon Northrop, our Executive Vice President, Chief Financial Officer, Treasurer, and Secretary, is a Trustee for the Family Trust U/A 3rd
     U/W Catherine Northrop.

 (B) We entered into a Management Agreement with D2 Company, LLC ("D2") on December 23, 1999, which was amended August 10, 2000 (see our Form 8-K dated August 3, 2000). Mr. David Mitchell, our Chief Executive Officer, President and Director is the sole owner of D2. Percent of shares held after the offering includes 5,000,000 shares underlying currently exercisable warrants held by D2.


 (C) Mr. Salvatore J. Zizza is a Director on our Board and serves as our Governmental Affairs Liaison. The total amount of shares being registered for Mr. Zizza is 146,429. Mr. Zizza's total "Percent of Common Stock held after the Offering" is less than 1%.

                             PLAN OF DISTRIBUTION

CONVERTING HOLDERS

     Included in the shares offered hereby are a total of 1,654,856 shares that may be issued upon the exercise of ten different classes of warrants that we currently have outstanding and an additional 2,718,026 shares that may be issued upon the conversion of convertible notes that are also currently outstanding. The number of shares which may be issued upon conversion of the convertible notes is based on an assumed conversion rate of $1.75 per share and interest is calculated through the automatic conversion date of each note at a rate of 10% per annum. The actual conversion rate may be greater (up to $5.00 per share), and so fewer shares may actually be issued. It is currently unknown how many of the Converting Holders will exercise their warrants to purchase shares of our Common Stock. The actual number of shares that would be issued upon conversion of the notes is also unknown. We also do not know whether any Converting Holders will decide to sell any of these shares into the market.

     The Common Stock registered hereunder may be sold from time to time by the Converting Holders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent for the Converting Holders; and (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Converting Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions from the Converting Holders in amounts to be negotiated by the holders immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     The Converting Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

EXERCISE OF CLASS X WARRANTS

    The shares which may be purchased upon the exercise of the outstanding Class X Warrants are being offered by the Company on a "best efforts" basis. No commissions or fees will be paid to anyone for the solicitation of the exercise of the Class X Warrants.

     The Class X Warrants are exercisable to purchase one share at a price of $8.00 per share until December 31, 2001. The Class X Warrants are not transferrable.

     Persons who wish to exercise their Class X Warrants must deliver an executed Warrant with the form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to "Bion Environmental Technologies, Inc." for the number of shares subscribed to the Company. All payments must be received by the Company prior to the termination of the exercise period, and Class X Warrants not exercised prior to the termination of the exercise period will expire.

                          DESCRIPTION OF COMMON STOCK

     We are authorized to issue 100,000,000 shares of our no par value Common Stock, of which 13,041,685 shares were issued and outstanding as of November
1, 2000.   Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding Common Stock can elect all directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on Common Stock will be declared or paid in the foreseeable future. Holders of Common Stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. However, one unaffiliated private investor holds a contractual preemptive right to purchase additional shares. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

                                   EXPERTS

     The June 30, 2000 financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said form as experts in auditing and accounting.

     The Consolidated Financial Statements of Bion Environmental Technologies, Inc. as of June 30, 1999, and for each of the years in the two-year period ended June 30, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the separate report Ehrhardt Keefe Steiner & Hottman, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado. Officers, directors and employees of this law firm own an aggregate of approximately 100,000 shares of our Common Stock.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                   SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

1. Annual Report on Form 10-KSB (for fiscal year ended June 30, 2000) filed on September 28, 2000, Exchange Act reporting number 0-19333.

2. Current Report on Form 8-K dated August 10, 2000, Exchange Act reporting number 0-19333.

3. Current Report on Form 8-K dated August 9, 2000, Exchange Act reporting number 0-19333.

4. Current Report on Form 8-K dated August 3, 2000, Exchange Act reporting number 0-19333.

5. Quarterly Report on Form 10-QSB/Amendment No.1 (for quarter ended March 31, 2000) filed on October 24, 2000, Exchange Act reporting number 0-19333.

6. Quarterly Report on Form 10-QSB/Amendment No.1 (for quarter ended December 31, 1999) filed on October 24, 2000, Exchange Act reporting number 0-19333.

7. Quarterly Report on Form 10-QSB/Amendment No.1 (for quarter ended September 30, 1999) filed on October 24, 2000, Exchange Act Reporting number 0-19333.

8. All documents filed by us, subsequent to the date of this Prospectus, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Barbara Greenspahn, Bion Environmental Technologies, Inc., 7921 Southpark Plaza, Suite 200, Littleton, Colorado 80120, or (303) 738-0845.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes our estimated expenses in connection with the issuance and distribution of the securities being registered hereby.

     SEC Registration Fee....................   $  3,600
     Transfer Agent Fees.....................      1,000
     Legal Fees and Expenses.................     20,000
     Accounting Fees and Expenses............      5,000
     Miscellaneous...........................        400
                                                --------
         Total ..............................   $ 30,000
                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and reasonable expenses (including attorneys' fees) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the Corporation, if such person acted in good faith and reasonably believed that his conduct in his official capacity with the Corporation was in the best interests of the Corporation (or, with respect to employee benefit plans, was in the best interests of the participants in or beneficiaries of the plan), and in all other cases his conduct was at least not opposed to the Corporation's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe his conduct was unlawful. The Corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the Corporation if such person is adjudged liable to the Corporation, or in a proceeding in which such person is adjudged liable for receipt of an improper personal benefit. Unless limited by the Corporation's Articles of Incorporation, the Corporation shall be required to indemnify a director or officer of the Corporation who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding. The foregoing indemnification is not exclusive of any other rights to which those indemnified may be entitled under applicable law, the Corporation's Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     The Corporation's Articles of Incorporation and Bylaws generally provide for indemnification of directors, officers, employees and agents to the fullest extent allowed by law.

ITEM 16.  EXHIBITS

Exhibit
Number     Description of Exhibit

5.1       Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding legality.
           Filed herewith electronically.

23.1      Consent of BDO Seidman, LLP. Filed herewith electronically.

23.2 Consent of Ehrhardt Keefe Steiner & Hottman P.C. Filed herewith electronically.

23.3       Consent of Krys Boyle Freedman & Sawyer, P.C. Contained in Exhibit
           5.1.

99.1      Form of Class X Warrants is incorporated by reference from the
           Company's Form 8-K dated May 21, 1999, Exhibit 10.4.

ITEM 17.  UNDERTAKINGS

     The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.


     (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on November 3, 2000.

BION ENVIRONMENTAL TECHNOLOGIES, INC.


By:/s/ Jon Northrop
   Jon Northrop, Executive Vice President,
   Chief Financial Officer, Treasurer
   Asst. Secretary and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

     Signatures                          Title                      Date
     ----------                          -----                      ----



/s/ David J. Mitchell         Chief Executive Officer,         November 3, 2000
David J. Mitchell             President and Director


/s/ Jon Northrop              Executive Vice President,        November 3, 2000
Jon Northrop                  Chief Financial Officer,
                              Treasurer, Asst. Secretary
                              and Director


/s/ Mark A. Smith             Chairman and Secretary           November 3, 2000
Mark A. Smith


/s/ Jere Northrop             Chief Technical Officer          November 3, 2000
Jere Northrop                 and Director



/s/ Ronald G. Cullis          Director                         November 3, 2000
Ronald G. Cullis


/s/ Salvatore J. Zizza        Director                         November 3, 2000
Salvatore J. Zizza


/s/ Andrew G. Gould           Director                         November 3, 2000
Andrew G. Gould